As filed with the Securities and Exchange Commission on March 18, 2008	Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Aces Wired, Inc.
(Exact name of registrant as specified in its charter)

Nevada	88-0514502
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12225 Greenville Avenue, Suite 861	75243
Dallas, Texas	(Zip Code)
(Address of principal executive offices)

Aces Wired, Inc.
2007 Stock Incentive Plan
(Full title of the Plan)

Chris Domijan
Chief Financial Officer
12225 Greenville Avenue, Suite 861
Dallas, Texas 75243
(214) 261-1963
(Name, address and telephone number of agent for service)

Copy to:
William T. Heller IV
Thompson & Knight LLP
333 Clay Street, Suite 3300
Houston, Texas 77002
(713) 654-8111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☐
Non-accelerated Filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $.001 per share	1,200,000 shares	$6.125	$7,350,000	$288.88

(1)	Pursuant to Rule 416, shares issuable upon any stock split, stock dividend or similar transaction with respect to the shares covered hereby are also registered hereunder.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 (the “Securities Act”) and based on the average of the high and low bid and asked prices of the common stock reported on the Over-the-Counter Bulletin Board on March 6, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*
_____________

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed by the Registrant with the Securities and Exchange Commission and are incorporated by reference in this Registration Statement:

(a)	The Registrant's Annual Report on Form 10-KSB for the fiscal year ended October 28, 2007, filed on January 28, 2008.

(b)	The following reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year ended October 28, 2007:

(i) the Registrant’s Quarterly Report on Form 10-QSB for the fiscal quarterly period ended February 3, 2008, filed on March 13, 2008.

(c)
The description of the common stock, par value $.001 per share (the "Common Stock"), of the Registrant set forth under the caption “Description of Securities” in the Registrant's registration statement on Form S-1, filed on February 26, 2008.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Upon the written or oral request of any person to whom a copy of this Registration Statement has been delivered, the Company will provide without charge to such person a copy of any and all documents (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such documents) that have been incorporated by reference into this Registration Statement but not delivered herewith. Requests for such documents should be addressed to: Aces Wired, Inc., 12225 Greenville Avenue, Suite 861, Dallas, Texas 75243, Attention: Corporate Secretary, (214) 261-1963.

Item 4.	Description of Securities.

Our total authorized capital stock consists of 45,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share. As of March 18, 2008, 9,741,077 shares of common stock were issued and outstanding and no shares of preferred stock were issued or outstanding.

Common Stock

Holders of our common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our Board of Directors from time to time may determine. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Cumulative voting with respect to the election of directors is not permitted by our Articles of Incorporation. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding stock having prior rights on such distributions and payment of claims of creditors, if any.

Preferred Stock

Our Articles of Incorporation authorizes the issuance of shares of preferred stock in one or more series. Our Board of Directors has the authority, without any vote or action by our stockholders, to create one or more series of preferred stock up to the limit of our authorized but unissued shares of preferred stock and to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series and the relative participating, option or other special rights (if any), and any qualifications, preferences, limitations or restrictions pertaining to such series which may be fixed by our Board of Directors pursuant to a resolution or resolutions providing for the issuance of such series adopted by our Board of Directors.

The provisions of a particular series of authorized preferred stock, as designated by our Board of Directors, may include restrictions on the payment of dividends on our common stock. Such provisions may also include restrictions on our ability to purchase shares of our common stock or to purchase or redeem shares of a particular series of our authorized preferred stock. Depending upon the voting rights granted to any series of authorized preferred stock, issuance thereof could result in a reduction in the voting power of the holders of common stock. In the event of our dissolution, liquidation or winding up, the holders of the preferred stock will receive, in priority over the holders of common stock, a liquidation preference established by our Board of Directors, together with accumulated and unpaid dividends, if any. Depending upon the consideration paid for authorized preferred stock, the liquidation preference of authorized preferred stock and other matters, the issuance of authorized preferred stock could result in a reduction in the assets available for distribution to the holders of common stock in the event of our liquidation for any reason.

Series A Convertible Preferred Stock

In October 2006, and in connection with our acquisition of Goodtime Action Amusement Partners, L.P., we sold in private placement 1.612 million shares of our Series A convertible preferred stock, which was automatically converted into an equal number of common shares on February 14, 2008 concurrent with the effectiveness of a registration statement on Form SB-2, as amended, we had filed with the SEC in November 2006. The purchasers of these convertible preferred shares were also granted options to acquire collectively up to an additional 322,400 shares of Series A convertible preferred stock. On February 14, 2008, certain of those shareholders exercised their options and acquired 208,000 preferred shares, which were automatically converted into an equal number of shares of common stock on March 6, 2008 upon the effectiveness of a registration statement on Form S-1 that we filed with the SEC in February 2008.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Our Articles of Incorporation eliminate the personal liability of our directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Nevada law. Additionally, we have included in our Bylaws provisions to indemnify our directors, officers, employees and agents and to purchase insurance with respect to liability arising out of the performance of their duties as directors, officers, employees and agents as permitted by the Nevada Revised Statutes. The effect of the foregoing requires us, to the extent permitted by law, to indemnify our officers, directors, employees and agents for any claims arising against such person in their official capacities, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing, or otherwise, we were advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as exhibits to this Registration Statement:

4.1	Aces Wired, Inc. 2007 Stock Incentive Plan

4.2	Aces Wired, Inc., Form of Stock Option Grant Under 2007 Stock Incentive Plan

5.1	Opinion of Thompson & Knight LLP.

23.1	Consent of Thompson & Knight LLP (included in the opinion of Thompson & Knight LLP filed herewith as Exhibit 5.1).

23.2	Consent of Weaver and Tidwell L.L.P.

24.1	Power of Attorney (included on signature page of this Registration Statement).

Item 9.	Undertakings.

The Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the Form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on this 18th day of March 2008.

ACES WIRED, INC.

By:	/s/ KENNETH R. GRIFFITH
Kenneth R. Griffith, President, Chief Executive Officer
and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of Aces Wired, Inc., a Nevada corporation, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Kenneth R. Griffith his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign such Registration Statement and any or all amendments to the Registration Statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact as agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KENNETH R. GRIFFITH Kenneth R. Griffith	President, Chief Executive Officer and Director	March 18, 2008

/s/ CHRISTOPHER C. DOMIJAN Christopher C. Domijan	Executive Vice President, Chief Financial Officer and Secretary	March 18, 2008

/s/ NICHOLAS F. HOLT Nicholas F. Holt	Chief Accounting Officer and Controller	March 18, 2008

/s/ DAVID E. DANOVITCH David E. Danovitch	Director	March 18, 2008

/s/ MARTIN A. KEANE Martin A. Keane	Director	March 18, 2008

/s/ JAMES J. WOODCOCK James J. Woodcock	Director	March 18, 2008

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	Aces Wired, Inc. 2007 Stock Incentive Plan

4.2	Aces Wired, Inc., Form of Stock Option Grant Under 2007 Stock Incentive Plan

5.1	Opinion of Thompson & Knight LLP

23.1	Consent of Thompson & Knight LLP (included in the opinion of Thompson & Knight LLP filed herewith as Exhibit 5.1)

23.2	Consent of Weaver and Tidwell, L.L.P.

24.1	Power of Attorney (included on signature page of this Registration Statement)